Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors: Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media: Mike Marcy, Manager, External Affairs, (210) 626-4697
Tesoro Corporation Reports Fourth Quarter Results
     SAN ANTONIO — February 2, 2011 — Tesoro Corporation (NYSE:TSO) today reported fourth quarter 2010 net income of $3 million, or $0.02 per diluted share compared to a net loss of $179 million, or $1.30 per diluted share for the fourth quarter of 2009.
     The 2010 quarterly results include after-tax income of $0.27 per diluted share resulting from business interruption and property damage insurance proceeds, net of costs related to repair work at the Anacortes refinery. Additionally, these results include non-cash after-tax expenses of $0.12 per diluted share related to potential legal claims associated with the 2008 Trans Alaska Pipeline System settlement and the write-off of goodwill at the Hawaii refinery. Net of special items, the Company reported a fourth quarter 2010 net loss of $19 million, or $0.13 per diluted share compared to a net loss of $136 million, or $0.99 per diluted share for the fourth quarter of 2009, excluding the after-tax expense of $0.31 per diluted share write-off of goodwill last year.
     For the full year 2010, the Company reported a net loss of $29 million, or $0.21 per diluted share, versus a net loss of $140 million, or $1.01 per diluted share for the full year 2009.
     For the fourth quarter, the Company recorded segment operating income of $85 million, excluding special items, compared to a segment operating loss of $129 million, excluding special items, in the fourth quarter a year ago. The increase in operating income is due primarily to higher product values and lower feedstock costs.
     For the fourth quarter, the Tesoro Index of $7.15 per barrel (/bbl) gained more than $3/bbl from a year ago. West Coast benchmark diesel margins were up nearly 100% over last year while gasoline margins gained over 40%. Increased planned and unplanned refinery downtime among California refiners and marginal improvements in clean product demand drove crack spreads higher in the quarter. Excluding business interruption insurance proceeds, the Company captured a gross margin of $11.15/bbl.
     Contributing to the Company’s strong performance relative to the index was an improvement in clean product yields resulting from increased reliability and less turnaround activity within the Tesoro system. In addition, discounts for foreign heavy crude oil relative to domestic alternatives widened year-over-year. In the mid-continent region, increased domestic crude oil production as well as logistics disruptions at the end of the third quarter increased the discounts for local crude oil relative to West Texas Intermediate.
     Direct manufacturing costs in the fourth quarter, before the benefit of $12 million in property damage insurance proceeds, were flat relative to the third quarter of 2010.
     Corporate and unallocated costs, net of $4 million of corporate depreciation and excluding a $26 million stock-based compensation expense primarily associated with stock appreciation rights, were $39 million in the fourth quarter.
     “We are pleased with the year-over-year improvement in the fourth quarter and our ability to continue to deliver gross margin improvements in excess of the market gains,” said Greg Goff, President and CEO of Tesoro. “For the full year 2010, in a flat margin environment, the Company generated $187 million of incremental EBITDA relative to 2009. This clearly demonstrates Tesoro’s ability to deliver fundamental improvements in the business.”

Capital Spending and Liquidity
     Capital spending for the full year 2010 was $287 million. Turnaround spending for the full year 2010 was $140 million. Expectations for full year 2011 capital spending remain at $380 million, as expenditures related to the Company’s high-return capital program increase. The Company continues to plan for turnaround spending in 2011 of $160 million. The Company ended the year with $648 million in cash on the balance sheet, a gain of more than $300 million for the quarter, and remained undrawn with $1.1 billion of availability on the parent company revolving credit facility. Tesoro Panama ended the year borrowed $150 million on its separate revolving credit facility as the Company built inventory.
2011 Strategy Update
     “2010 proved to be another challenging year in our industry,” said Goff. “Spare global refining capacity and excess light product inventories continued to impact margins. As we look forward, we are cautiously optimistic about improving market conditions, but continue to plan for a margin environment similar to 2010. We have established strategic priorities that are focused on driving free cash flow, strengthening the competitive position of the Company, and increasing shareholder value,” continued Goff.
     Full details of the 2011 business plan can be viewed in the December Analyst Day presentation posted on the Investor Relations section of the www.tsocorp.com website. Additionally, on January 4, 2011, Tesoro Logistics LP (“TLLP”) filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common units representing limited partner interests.
Public Invited to Listen to Analyst Conference Call
     At 7:30 a.m. CST tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2010 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com, or via phone by dialing (800) 599-9795 (international dial-in: (617) 786-2905), passcode 11319274. A telephone replay of the call will be available for one week, and may be accessed via phone by dialing (888) 286-8010 (international replay: (617) 801-6888), then entering passcode 43402853.
     Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro’s retail-marketing system includes over 875 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
     This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, expected corporate expense savings, our expectations about our capital spending, and the completion of repairs and resumption of operations at our Anacortes refinery. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$5,513	$4,669	$20,583	$16,872

Costs and Expenses:
Cost of sales (a) (b)	4,865	4,304	18,251	14,739
Operating expenses	378	368	1,474	1,469
Selling, general and administrative expenses	77	59	242	221
Depreciation and amortization expense	108	111	422	426
Loss on asset disposals and impairments (c)	15	49	54	74

Operating Income (Loss) (d)	70	(222)	140	(57)
Interest and financing costs	(43)	(36)	(157)	(130)
Interest income	1	1	3	4
Foreign currency exchange gain (loss)	—	8	2	(5)
Other expense (e)	(15)	—	(13)	—

Earnings (Loss) Before Income Taxes	13	(249)	(25)	(188)
Income tax expense (benefit)	10	(70)	4	(48)

Net Earnings (Loss)	$3	$(179)	$(29)	$(140)

Net Earnings (Loss) Per Share:
Basic	$0.02	$(1.30)	$(0.21)	$(1.01)
Diluted (f)	$0.02	$(1.30)	$(0.21)	$(1.01)
Weighted Average Common Shares:
Basic	141.3	138.2	140.6	138.2
Diluted (f)	142.8	138.2	140.6	138.2

(a)	Reductions in petroleum inventories in 2009 resulted in decreases of last-in-first-out layers acquired at lower per-barrel costs. These inventory reductions resulted in decreases to cost of sales of $57 million and $69 million during the three months and year ended December 31, 2009, respectively.

(b)	Includes $55 million in business interruption insurance recoveries related to the April 2, 2010 incident at our Washington refinery for the three months and year ended December 31, 2010. The gross refining margin per barrel impact of this amount is $1.18 ($/throughput bbl) for the three months ended December 31, 2010. This is calculated as business interruption insurance recoveries divided by total refining throughput for the period.

(c)	Loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel. Includes impairment charges to write-off goodwill related to two separate reporting units of $10 million and $43 million for the three months and years ended December 31, 2010 and 2009, respectively, and impairment charges related to refining equipment at our Los Angeles refinery of $20 million and $12 million for the years ended December 31, 2010 and 2009, respectively.

(d)	Includes a $48 million gain for the year ended December 31, 2010 from the elimination of postretirement life insurance benefits for current and future retirees.

(e)	Includes $16 million for the three months and year ended December 31, 2010 related to a legal accrual from claims asserted against us in connection with our 2008 refunds received from owners of the Trans Alaska Pipeline System.

(f)	The assumed conversion of common stock equivalents produced anti-dilutive results for the years ended December 31, 2010 and 2009 and the three months ended December 31, 2009 and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating Income (Loss)
Refining	$128	$(213)	$255	$55
Retail	11	41	97	83

Total Segment Operating Income (Loss)	139	(172)	352	138
Corporate and unallocated costs	(69)	(50)	(212)	(195)

Operating Income (Loss)	70	(222)	140	(57)
Interest and financing costs	(43)	(36)	(157)	(130)
Interest income	1	1	3	4
Foreign currency exchange gain (loss)	—	8	2	(5)
Other expense	(15)	—	(13)	—

Earnings (Loss) Before Income Taxes	$13	$(249)	$(25)	$(188)

Depreciation and Amortization Expense
Refining	$95	$96	$365	$359
Retail	9	10	39	39
Corporate	4	5	18	28

Depreciation and Amortization Expense	$108	$111	$422	$426

Capital Expenditures
Refining	$56	$106	$263	$356
Retail	10	4	22	14
Corporate	2	—	2	31

Capital Expenditures	$68	$110	$287	$401

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$648	$413
Total Assets	$8,732	$8,070
Total Debt	$1,995	$1,841
Total Stockholders’ Equity	$3,215	$3,087
Total Debt to Capitalization Ratio	38%	37%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
REFINING SEGMENT
Total Refining Segment
Throughput (thousand barrels (“bbls”) per day)
Heavy crude (g)	173	180	181	177
Light crude	303	313	270	335
Other feedstocks	29	37	29	37

Total Throughput	505	530	480	549

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	236	238	232	268
Jet fuel	75	71	68	70
Diesel fuel	112	111	103	114
Heavy oils, residual products, internally produced fuel and other	110	138	106	127

Total Yield	533	558	509	579

Gross refining margin ($/throughput bbl) (h)	$12.33	$5.37	$11.26	$8.90
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$5.50	$5.35	$5.83	$5.01

Segment Operating Income (Loss) ($ millions)
Gross refining margin (h)(i)	$572	$262	$1,974	$1,783
Expenses
Manufacturing costs	256	261	1,022	1,004
Other operating expenses	72	57	254	262
Selling, general and administrative expenses	8	13	30	32
Depreciation and amortization expense (j)	95	96	365	359
Loss on asset disposals and impairments (c)	13	48	48	71

Segment Operating Income (Loss) (k)	$128	$(213)	$255	$55

Refined Product Sales (thousand bbls per day) (l)
Gasoline and gasoline blendstocks	296	291	288	306
Jet fuel	91	88	92	84
Diesel fuel	122	112	116	121
Heavy oils, residual products and other	77	87	76	85

Total Refined Product Sales	586	578	572	596

Refined Product Sales Margin ($/bbl) (l)
Average sales price	$96.98	$82.26	$91.03	$72.17
Average cost of sales	86.85	78.76	82.66	64.93

Refined Product Sales Margin	$10.13	$3.50	$8.37	$7.24

(g)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(h)	Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenue less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate manufacturing costs per barrel; different companies may calculate it in different ways. We calculate manufacturing costs per barrel by dividing manufacturing costs by total refining throughput. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, cost of sales, operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(i)	Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $2 million for the three months and years ended December 31, 2010 and 2009. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(j)	Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.94 and $1.87 for the three months ended December 31, 2010 and 2009, respectively, and $1.97 and $1.69 for the years ended December 31, 2010 and 2009, respectively.

(k)	Includes a $36 million gain for the year ended December 31, 2010 from the elimination of postretirement life insurance benefits for current and future retirees.

(l)	Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. The total refined product sales margins includes margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Refining By Region
California (Golden Eagle and Los Angeles)
Throughput (thousand bbls per day) (m)
Heavy crude (g)	152	159	161	160
Light crude	48	46	42	57
Other feedstocks	21	27	20	24

Total Throughput	221	232	223	241

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	115	109	124	130
Jet fuel	22	17	19	18
Diesel fuel	56	49	54	52
Heavy oils, residual products, internally produced fuel and other	48	75	47	63

Total Yield	241	250	244	263

Gross refining margin (h)	$249	$126	$979	$897
Gross refining margin ($/throughput bbl) (h)	$12.24	$5.92	$12.03	$10.18
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$7.56	$7.29	$7.54	$6.86

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (m)
Heavy crude (g)	—	—	1	—
Light crude	99	125	87	126
Other feedstocks	3	6	5	9

Total Throughput	102	131	93	135

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	39	55	34	60
Jet fuel	24	28	24	26
Diesel fuel	12	24	11	23
Heavy oils, residual products, internally produced fuel and other	30	29	27	30

Total Yield	105	136	96	139

Gross refining margin (b) (h)	$137	$41	$367	$376
Gross refining margin ($/throughput bbl) (b) (h)	$14.58	$3.39	$10.84	$7.65
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$4.89	$4.02	$5.88	$3.81

Mid-Pacific (Hawaii)
Throughput (thousand bbls per day) (m)
Heavy crude (g)	21	21	19	17
Light crude	48	46	45	51

Total Throughput	69	67	64	68

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	17	15	15	16
Jet fuel	18	16	15	17
Diesel fuel	14	13	12	12
Heavy oils, residual products, internally produced fuel and other	21	24	23	24

Total Yield	70	68	65	69

Gross refining margin (h)	$30	$12	$88	$90
Gross refining margin ($/throughput bbl) (h)	$4.79	$1.99	$3.77	$3.62
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$3.21	$3.51	$3.18	$3.18

(m)	We experienced reduced throughput in 2010 due to scheduled turnarounds at our Hawaii, North Dakota, Golden Eagle and Utah refineries. Our Washington refinery was temporarily shut-down from April 2010 to October 2010. There were no significant turnarounds in the fourth quarter of 2010. We experienced reduced throughput in 2009 due to scheduled turnarounds at our Golden Eagle and Alaska refineries and scheduled maintenance at our Washington refinery. We experienced reduced throughput due to unscheduled downtime at our Los Angeles refinery in the fourth quarter of 2009.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Mid-Continent (North Dakota & Utah)
Throughput (thousand bbls per day) (m)
Light crude	108	96	96	101
Other feedstocks	5	4	4	4

Total Throughput	113	100	100	105

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	65	59	59	62
Jet fuel	11	10	10	9
Diesel fuel	30	25	26	27
Heavy oils, residual products, internally produced fuel and other	11	10	9	10

Total Yield	117	104	104	108

Gross refining margin (h)	$154	$81	$538	$418
Gross refining margin ($/throughput bbl) (h)	$14.88	$8.78	$14.62	$10.95
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (h)	$3.44	$3.82	$3.68	$3.49

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
RETAIL SEGMENT
Number of Stations (end of period)
Company-operated	381	387	381	387
Branded jobber/dealer	499	499	499	499

Total Stations	880	886	880	886

Average Stations (during period)
Company-operated	381	387	383	388
Branded jobber/dealer	499	484	499	487

Total Average Retail Stations	880	871	882	875

Fuel Sales (millions of gallons) (n)
Company-operated	184	184	739	746
Branded jobber/dealer	152	141	597	583

Total Fuel Sales	336	325	1,336	1,329

Fuel Margin ($/gallon) (o) (p)	$0.17	$0.26	$0.21	$0.21
Merchandise Sales ($ millions)	$49	$51	$201	$210
Merchandise Margin ($ millions)	$13	$14	$53	$53
Merchandise Margin %	27%	27%	26%	25%

Segment Operating Income ($ millions)
Gross Margins
Fuel (p)	$56	$84	$279	$273
Merchandise and other non-fuel margin	20	19	79	77

Total Gross Margins	76	103	358	350

Expenses
Operating expenses	50	49	198	202
Selling, general and administrative expenses	4	2	18	23
Depreciation and amortization expense	9	10	39	39
Loss on asset disposals and impairments	2	1	6	3

Segment Operating Income	$11	$41	$97	$83

(n)	We have reclassified fuel sales volumes associated with retail stations where Tesoro delivers the fuel, but the sites are owned and operated by independent dealers from “Company-operated” to “Branded jobber/dealer” to conform to the current presentation. The fuel sales volumes related to these stations were 68 million gallons and 281 million gallons for the three months and year ended December 31, 2009, respectively.

(o)	Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(p)	Includes the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION TO AMOUNTS REPORTED UNDER US GAAP
(Unaudited)
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Earnings (Loss)	$3	$(179)	$(29)	$(140)
Add (Less) income tax expense (benefit)	10	(70)	4	(48)
Add interest and financing costs	43	36	157	130
Less interest income	(1)	(1)	(3)	(4)
Add depreciation and amortization expense	108	111	422	426

Earnings (Loss) before Interest, Income Taxes, Depreciation and Amortization Expense (EBITDA) (q)	$163	$(103)	$551	$364

SEGMENT OPERATING INCOME ADJUSTED FOR SPECIAL ITEMS
(Unaudited)
(In millions)

	Three Months Ended
	December 31,
	2010	2009
Total Segment Operating Income (Loss) — U.S. GAAP	$139	$(172)
Special Items, before-tax:
Washington Refinery incident	(64)	—
Goodwill Impairment	10	43

Segment Operating Income (Loss) Adjusted for Special Items	$85	$(129)

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended
	December 31,
	2010	2009
Net Earnings (Loss) — U.S. GAAP	$3	$(179)
Special Items, after-tax:
Washington Refinery incident (r)	(39)	—
Goodwill Impairment (s)	7	43
Legal accrual (t)	10	—

Net Loss Adjusted for Special Items	$(19)	$(136)

Net Diluted Earnings (Loss) Per Share — U.S. GAAP	$0.02	$(1.30)
Special Items Per Share, after-tax:
Washington Refinery incident (r)	(0.27)	—
Goodwill Impairment (s)	0.05	0.31
Legal accrual (t)	0.07	—

Net Diluted Loss Per Share Adjusted for Special Items	$(0.13)	$(0.99)

Note:	The special items present information that the Company believes is useful to investors. The Company believes that special items are not indicative of its core operations.

(q)	EBITDA represents earnings before interest and financing costs, interest income, income taxes, and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America. EBITDA may not be comparable to similarly titled measures used by other entities.

(r)	Represents the after-tax impact of $64 million related to the April 2, 2010 incident at the Washington refinery, which includes business interruption recoveries of $55 million, property damage insurance recoveries of $12 million and costs of $3 million.

(s)	Represents the after-tax impact of impairment charges in the three months ended December 31, 2010 of $10 million, a portion of which is non-deductible for tax purposes, and $43 million in the three months ended December 31, 2009 all of which is non-deductible for tax purposes.

(t)	Represents the after-tax impact of $16 million for the three months and year ended December 31, 2010 related to a legal accrual from claims asserted against us in connection with our 2008 refunds received from owners of the Trans Alaska Pipeline System. This amount is not included in Segment Operating Income (Loss).